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EXHIBIT 1A-6-10

MATERIAL CONTRACTS

OHIO EAGLE DISTRIBUTION AGREEMENT

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DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (this "Agreement") is made as of the 24th day of March 2024 (the

"Effective Date") and entered by and between Armed Forces Brewing Company, Inc a Virginia company (hereinafter "Supplier"), and Ohio Eagle Distributing, an Ohio corporation (hereinafter "Distributor"). The parties agree as follows:

I.APPOINTMENT

1.1.1Exclusivity.  Subject to the terms and conditions set forth herein, Supplier hereby appoints Distributor as its exclusive wholesale distributor of only those Supplier brands ("Brands") and products of such Brands (the "Products") of Supplier, as set forth on the attached Exhibit A, and grants Distributor the exclusive right to sell the Products within the sales territory as described on the attached Exhibit B (the "Territory"), and Distributor hereby accepts such appointment.

1.1.2Extra-Territorial Sales. Distributor hereby agrees that it shall sell the Products only to retail permit holders, located within the Territory of the Distributor, or to other lawful consumers, so long as the purchase takes place within the Territory of Distributor. Nothing in this Section 1.1.2 shall prevent Distributor from selling or sup'plying the Products to another authorized distributor of Supplier for the purpose of eliminating product shortages or inventory imbalances.

1.2  New Products. In the event Supplier commences the manufacture or sale of any new Brands or new Products, Distributor shall be appointed as the distributor of such new Brands or new Products pursuant to the terms of this Agreement, and such new Brands or new Products shall be added to the list of Brands or Products set forth on the attached Exhibit A and shall become Brands or Products for purposes of this Agreement. The parties shall execute an amended Exhibit A reflecting the addition of the new Brands or Products as soon as is practicable.

1.3Supplier Business. Supplier reserves the sole and unqualified right to manage and conduct its business in all respects and shall, always, be free to maintain or alter formula, ingredients, labeling, or packaging of the Products, to determine the prices or other terms on which it sells the Products, to produce or sell any brands, and to make all other decisions concerning the conduct of Supplier's business, subject to compliance with this Agreement. Nothing in this subsection is intended to be inconsistent with or contrary to other provisions of this Agreement.

1.4Distributor Business. Distributor reserves the sole and unqualified right to manage and conduct its business in all respects, subject to compliance with this Agreement, which includes, without limitation, the right to (i) establish resale prices for the Products; (ii) distribute other brands and types of beverages without limitation, whether or not competitive with the Products; and (iii) hire and fire its employees. Nothing in this subsection is intended to be inconsistent with or contrary to other provisions of this Agreement.

1.5Discontinuance of Product. Supplier shall have the right, at any time, to discontinue the sale of any of the Products, packages or containers on a national, regional, statewide, or other geographic-area basis. In the event Supplier so chooses, Supplier shall give Distributor thirty (30) days' written notice of its intention to discontinue the production and/or sale of such Product. If Supplier gives any such notice to Distributor, Supplier shall, at Distributor's request, repurchase from Distributor, at Distributor's Laid-in Cost (as such term is defined herein), Distributor's entire remaining inventory of such Product as of the end of the thirty (30)-day period, and the parties shall execute an amended Exhibit A reflecting the removal of the Product as soon as is practicable. The repurchased inventory shall be transported at Supplier's sole cost and expense. Other than as specified in this Agreement, Supplier shall in no event be liable to

1.2 Distributor for compensation resulting from the discontinuance of any Product. Any such discontinuance of a Product shall not constitute a revocation of this Agreement. Upon re-entry of Supplier's Products into the Territory or any portion of the Territory from which they have been previously discontinued, the Product that is reintroduced, shall be deemed to be a new Product under Section 1.2., and re-assigned to Distributor. , Exhibit A hereto shall be amended accordingly.

1.6Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as hereinafter set forth in Section V (the "Term").

II.TERMS OF SALE

2.1Price and Delivery. Supplier shall have the unlimited right to establish its price to be paid by Distributor for each of the Products and may change any such price from time to time in accordance with Section 2.3 of this Agreement. Supplier shall arrange for shipping Products, and all prices shall be FOB Distributor's warehouse with the risk of loss or damage passing to Distributor upon its acceptance of the Products. Nothing in this Agreement shall be construed as requiring, directly or indirectly, Distributor to fix or maintain the price at which it may re-sell the Products. Supplier shall (i) fill promptly (by full or partial shipment) Distributor's orders for Products which are consistent with then-current Supplier's lead time schedules and shipping schedules, and (ii) provide Distributor with notice a reasonable amount of time in advance of the delivery of such Products together with such information as may be required by Distributor to take delivery of such Products. Within three (3) days of receipt of an order, Supplier shall in writing confirm such order and indicate the date of delivery to Distributor's warehouse. Supplier shall deliver the Products no later than fifteen (15) days after receipt of the order by Distributor.

2.2Payment Terms. The full amount of all invoices for the Products delivered to Distributor by Supplier shall be made pursuant to Ohio law.

2.3Change of Price. Supplier may, from time to time, change the price of any of the Products, provided that Supplier shall give Distributor sixty (60) days' notice of its intention to change the price, and provided further that any price increases are consistent with price increases to other distributors of the Products in the general region that includes the Territory.

2.4Acceptance of Products. Distributor's receipt of any shipment of the Products ordered by Distributor shall be an unqualified acceptance of such Products unless Distributor gives Supplier written notice of a claim or complaint within ten (10) days after Distributor's receipt of the Products. Distributor may reject any portion of a shipment of Products which (i) fails to conform to Distributor's order, or (ii) is damaged, mislabeled, adulterated or otherwise fails to comply with applicable laws, rules, regulations and the terms and conditions set forth herein. In no way limiting any other provisions of this Agreement, Supplier shall repurchase at Distributor's Laid-in Cost any Products (i) that Distributor rejects in accordance with this Section 2.4, (ii) that are not merchantable if the primary reason for their non merchantability arose from the manufacture or packaging of the Products, or the mishandling of the Products prior to their delivery to Distributor, or (iii) if Company ships to Distributor Products that have fewer than ninety (90) days of shelf life remaining at the time of receipt by Distributor, unless otherwise agreed by Distributor in its sole discretion.

2.5Product Quantities. Distributor shall not be subject to any minimum Product orders, provided however, that Distributor shall order Product in full pallets. Distributor's order may consist of mixed Products in any one pallet. When the supply of any of the Products is insufficient to meet the demands of all of Supplier's distributors for any reason whatsoever, including for any circumstances beyond the reasonable control of Supplier, Supplier shall immediately notify Distributor, and Supplier shall not be compelled to honor previously accepted orders and Supplier shall have the right to place Distributor

2.1 on equitable allocation, as reasonably determined by Supplier. Supplier shall not be liable to Distributor for failure to make any delivery or delay in delivery caused by lack of supply or a Force Majeure Event.

III.OBLIGATIONS OF DISTRIBUTOR

3.1General Obligations. Distributor accepts the appointment set forth herein and agrees to use its commercially reasonable efforts to sell and market the Products in the Territory during the term of this Agreement. Nothing in this provision is meant to cause the breach of any provision of any other agreement to which Distributor is a party.

3.2Terms and Conditions. Distributor understands and agrees that the terms and conditions of this Agreement, including those with respect to termination, and each of Distributor's obligations under this Agreement, are fair and equitable, and not unconscionable.

3.3ProP.er Licensing; Distributor agrees to maintain all permits and licenses necessary to distribute the Products in the Territory. Distributor further agrees to sell the Products only to licensed retailers and other persons to whom Distributor is duly licensed to sell the Products. Distributor shall comply with all applicable laws, regulations, ordinances, and orders in the conduct of its business.

3.4Annual Marketing Plan.

3.4.1  Prior to the end of the final month of each calendar year, Distributor and Supplier will meet to mutually agree upon an "Annual Marketing Plan" for the Brands and Products for the next calendar year, which shall be commercially reasonable under prevailing market conditions in the Territory, consisting of: (i) Sales Goals; (ii) Distribution Goals; and (iii) the Marketing Program to support these goals.

3.4.2For purposes of this Section 3.4, the following phrases and terms shall have the following respective meanings:

be sold.

(a)"Distribution Goals" shall mean the number of accounts to which the Products will

(b)"Sales Goals" shall mean proposed unit sales volume of the Products (measured by

(a)case equivalents . the liquid volume equivalent to twenty-four (24) twelve (12)-ounce containers) to be sold, and detailed periodic sales plans to achieve such Sales Goals.

(c)'"Marketing Program" shall mean various programs and activities for the promotion of the Brands and the Products. The Marketing Program shall include: (i) a review of the results (and the causes of those results) of the Marketing Program executed in the previous year and an assessment of such results compared against the objectives of the Marketing Program; (ii) programs and tactics that will help achieve the Sales Goals and Distribution Goals; (iii) objectives of the programs and tactics; and (iv) projected costs of the programs and tactics.

3.4.3Execution of the Annual Marketing Plan. Following completion of the Annual Marketing Plan referenced in Section 3.4.1, Distributor shall use commercially reasonable efforts to execute the Annual Marketing Plan during the applicable calendar year. Relating to such Annual Marketing Plan, Distributor shall use its commercially reasonable efforts to actively promote, market and distribute all of the Products by: (i) applying commercially reasonable financial and operational resources in an attempt to achieve or exceed the performance goals set forth in the Annual Marketing Plan; (ii) subject to any lack of supply as described in Section 2.5, providing uninterrupted sales to all paying licensed retail accounts in

3.1.1 the Territory; and (iii) using its commercially reasonable efforts to carry out the agreed upon Annual Marketing Plan and agreed upon Cooperative Marketing Plan and Budget (defined in Section 3.5) and to distribute point-of- sale materials provided by Supplier. The failure to execute the Annual Marketing Plan or any element therein (including any Distribution Goals or any Sales Goals) alone shall not constitute a breach of this Agreement.

3.4.4Confidentiality. of Marketing Plan and Related Data. Any data or plans obtained or developed by Supplier or Distributor pursuant to Section 3.4 of this Agreement shall be kept in confidence by Supplier and by Distributor and their respective employees and shall not be disclosed to any other party without the prior written consent of the disclosing party in accordance with and subject to the terms and conditions set forth in Section 10.5 of this Agreement.

3.5Marketing/Sales Support. Each of Distributor and Supplier acknowledges the importance of advertising, promoting and merchandising of the Products to increase and maintain demand for the Product in the Territory. Accordingly, each of Distributor and Supplier agrees to participate in, and contribute funds based on either a per-case-sale basis, or a mutually agreeable cooperative advertising, merchandising and promotional plan and budget administered by Distributor, which shall be commercially reasonable under prevailing market conditions in the Territory, only as the parties shall mutually agree upon from time to time (the "Cooperative Marketing Plan and Budget"). The initial Cooperative Marketing Plan and Budget is attached hereto as Exhibit C.

3.6Maintaining Premium Positioning; Supplier and Distributor shall not implement any policy or program that is specifically intended to, or has the practical effect of, being detrimental, injurious or damaging in any manner to the premium brand image of the Products and Brands or goodwill inherent in the Brands or Products. Distributor's practices with other similar products and brands may be used as its standard, and. the parties agree that this provision is to be construed narrowly so as not to conflict with or restrict lawful competition or Distributor's obligations towards its other suppliers.

3.7Request for and Sharing of Data.

3.7.1Upon reasonable request by Supplier, Distributor shall provide to Supplier a list of on and off premise retail accounts that Distributor determines in its discretion are appropriate for selling the Brands and Products.

3.7.2At the request of either Distributor or Supplier but no more than quarterly, appropriate management personnel of both Supplier and Distributor, respectively, shall meet at a mutually agreeable time and place, including but not limited to, electronic meeting formats, telephone or conference calls or other remote meeting methods, to review the Distributor's performance during the prior quarter and marketing/sales programs and priorities for the following quarter.

3.7.3Upon reasonable request by Supplier, and as only agreed upon by Distributor, Distributor may furnish to Supplier and/or its designated agent with access to reasonable data, including electronic data if reasonably available and accessible, related to sales, inventory, distribution and pricing of solely the Products, pursuant to applicable Ohio state law.

3.8Additional Duties. During the Term of this Agreement, Distributor shall use commercially reasonable efforts to:

3.8.1Subject to any lack of supply as described in Section 2.5 to maintain an adequate inventory of the Products to accommodate market demands, which at a minimum shall mean the maintenance of inventory at all times that will enable Distributor to fulfill and service on a timely basis all retailer orders received by Distributor. Distributor agrees to notify Supplier of inventory shortage incidents in a timely manner.

3.1.1. 3.8.2 Ensure commercially reasonable quality control of the Products consistent with other products it distributes in the Territory.

3.8.3Maintain records of all transactions related to or entered into pursuant to this Agreement, including price promotions, for a minimum of three (3) years or as prescribed by state law, whichever is longer.

3.8.4Merchandise the Products and use point of sale materials in a commercially reasonable and appropriate manner.

IV.OBLIGATIONS OF SUPPLIER

4.1Duties. During the Term of this Agreement, Supplier shall:

4.1.1Ensure that the Products and associated packaging will be free from defects, merchantable, undamaged, properly labeled, unadulterated and comply with applicable laws, rules, regulations and the terms and conditions set forth herein.

4.1.2Use commercially reasonable efforts to sell to Distributor such quantities of Products as Distributor shall reasonably require to fulfill its obligations hereunder.

4.1.3Ensure that good manufacturing practices are employed with respect to the production of the Products and that each production facility is properly maintained.

4.1.4Maintain such facilities as are necessary to provide Distributor with an adequate supply of the Products.

4.1.5Use commercially reasonable efforts to provide advertising, promotional and point of sale materials within the Territory reasonably appropriate for the Brands and the Products.

4.1.6Use commercially reasonable efforts to create and implement such promotional programs to assist Distributor in achieving the Distribution Goals and the Sales Goals agreed to from time to time.

4.1.7Ensure that the Products and its conduct of its business complies with all applicable laws, regulations and orders.

4.1.8Maintain all federal, state or local license permits and licenses necessary to brew, produce, package, store, transport and sell the Products in the Territory.

4.2Terms and Conditions. Supplier understands and agrees that the terms and conditions of this Agreement, and each of Supplier's obligations under this Agreement, are fair and equitable and not unconscionable.

V.TERMINATION

5.1Mutual Termination. Distributor and Supplier may mutually agree in writing to terminate this Agreement at any time.

5.2Distributor May Terminate. Notwithstanding anything herein to the contrary, Distributor may terminate this Agreement for any reason, upon ninety (90) days written notice to the Supplier via certified mail.

5.3Termination for Cause with Right to Cure. Subject to Ohio law, Supplier may initiate the termination of this Agreement for cause at any time if Distributor fails to substantially comply with any material provision of this Agreement. The parties agree that in addition to those causes enumerated in 5.4 "just cause" sufficient to terminate this Agreement may exist if Distributor fails to substantially comply with any material requirement agreed to by the parties under the terms of this Agreement. Supplier shall initiate such termination by providing Distributor with a written notice by certified mail, return receipt requested, that states the proposed effective date of termination, which shall be at least sixty (60) days after the notice of proposed termination, explains in detail the reason(s) for the proposed termination, and outlines the step(s) Distributor must take to cure the deficiencies that justify termination. Following Supplier's notice, Supplier shall have the right to terminate this Agreement for cause and without compensation on the effective date established by the notice if Distributor fails to substantially cure the reason(s) for termination within the sixty (60) day cure period;

5.4For Cause without Right to Cure. Supplier may terminate this Agreement immediately and without compensation upon written notice sent via certified mail to the Distributor (a "Termination Notice") provided that the Supplier is only giving such notice in accordance with the just cause reasons for the cancellation, failure to renew or termination. including any of the following:

5.4.1The filing of a petition in bankruptcy or an assignment for the benefit of creditors by the other party;

5.4.2The filing of an involuntary petition in bankruptcy against either party, which petition is not dismissed within thirty days;

5.4.3The cancellation, revocation, or suspension for more than thirty days of any permit required to be held by either party to authorize the handling of alcoholic beverages.

5.5Other Termination. Supplier shall also have the right to terminate the Agreement at any time if Supplier discontinues distribution in Ohio of all of the brands sold by Supplier to the Distributor, provided that Supplier shall give Distributor sixty (60) days written notice by certified mail, return receipt requested, with copies by first-class mail to all other distributors in all other states that have entered into the same distribution agreement with Supplier. Upon such termination, the relationship between Supplier and Distributor will be that of a purchaser and seller on an individual purchase order basis, terminable at will by either party. Should Supplier re-introduce any of all Products into the Territory within eighteen (18) months of withdrawal, it must afford the Distributor with the right of first refusal to exclusively distribute the reintroduced Products in the Territory pursuant to the terms of this Agreement.

Upon Payment of Reasonable Compensation. To the extent permitted by Ohio law, Supplier may also terminate this Agreement by providing Distributor with a written notice agreeing that Distributor shall receive "Reasonable Compensation" for its loss of Supplier's business to be paid by Supplier or, at

Supplier's sole discretion, by a third party in a lump-sum within thirty (30) days after an effective date of termination that is established at least sixty (60) days after the date of Supplier's notice of termination. The Reasonable Compensation to be paid to Distributor shall equal three (3) times the gross profit of the Products sold by Distributor in the twelve (12) month period immediately preceding Supplier's notice of termination if the Agreement has been in effect for at least twelve (12) months. Or the months the Agreement has been in effect if less than twelve (12) months. Within thirty (30) days after Supplier sends the notice of termination, Distributor shall provide to Supplier a detailed accounting of its resales to retailers in the form of a monthly report.

5.6Obligations Upon Termination. In the event this Agreement shall terminate for any reason, the following obligations shall arise:

5.6.l Distributor shall cease sale and distribution of the Products in the Territory effective upon the Termination date, unless otherwise required by Ohio law, and Distributor shall in no event discard, dispose, liquidate, sell or distribute any of the Products in breach of the terms and conditions set forth in this Agreement.

5.6.2Upon Termination, any unfilled orders shall be canceled without liability to either party.

5.6.3Supplier shall purchase from Distributor, within seven (7) days after the date of termination of this Agreement, (a) all inventory of the Products at Distributor's Laid-in Cost (as defined below) and (b) all point of sale materials, advertising materials and other materials relating to the Products (including those used for the sole purpose of promoting, distributing, selling or servicing the Products), if any, that were supplied by Supplier at a cost to Distributor, as Distributor's Laid-in Cost (as defined below). Supplier shall pay all shipping costs or charges and all taxes of any kind or nature in connection therewith. "Laid-in Cost" shall mean the price actually paid by Distributor to Supplier for the Products or materials to be repurchased, including all taxes and freight charges.

5.6.4Distributor shall return to Supplier, at Supplier's cost, all point of sale materials, advertising materials and other materials relating to the Products that were supplied by Supplier at no charge to Distributors.

5.6.5Distributor may, at the request of Supplier, dispose of all products, point of sale materials, advertising materials and other materials relating to the Products that were supplied by Supplier at no charge to Distributor . Supplier will pay for the cost of the disposal of all items previously listed.

5.6.6Distributor shall cease using the name of any of the Products for any purpose without the express written consent of Supplier.

5.6.7All accounts between Distributor and Supplier shall be settled within thirty (30) days after the date of termination of this Agreement.

5.6.8Distributor shall cooperate with Supplier and any successor distributor throughout the post termination process including the furnishing of relevant customer account information to facilitate the transition to the successor distributor(s), and during such post-termination process shall preserve the image, reputation and goodwill of Supplier and its Products, and will in no event impair, slander or otherwise unlawfully disparage Supplier or any of its products or brands.

VI.OVER-AGE PRODUCT

6.ISupplier and Distributor are vitally interested in the maintenance of the superior quality of the Product sold by Distributor. Therefore, Distributor shall use commercially reasonable efforts to prevent any Product that has not been sold to the consuming public within the time-period beginning on the manufacture date of such Product and ending at the expiration of the shelf-life specified in Exhibit A hereto (an "Over-age Product"), and/or any unpalatable products from reaching the consuming public. Distributor shall use commercially reasonable efforts to rotate the Products at retail locations, and with the approval of the retailer, replace such Products with fresh Products at no cost to the retailer. If any Over-age Product or unpalatable Product is in the possession of Distributor or in the possession of a retailer to whom Distributor sold such Product, Distributor shall promptly destroy such Over-age Product or unpalatable Products in accordance with all applicable laws and regulations and replace any such Over-age Product or unpalatable Product that was in the possession of a retailer with fresh Product at no cost to the retailer. The cost of destroying and replacing any Over-age Product or unpalatable Product shall be borne by Distributor and Supplier on an equal basis.

VII.NAMES AND TRADEMARKS

7.1Ownership.: Distributor acknowledges Supplier's exclusive ownership and other rights in the various trademarks, trade names, service marks, trade dress and other trade designations (collectively, "Trade Designations") relating to Supplier's business, the Brands or the Products. Distributor shall acquire no property interest or ownership in the Trade Designations by virtue of this Agreement, and Distributor agrees that it will not claim any rights in the Trade Designations and that it will not interfere with Supplier's rights therein. Supplier hereby grants Distributor a nonexclusive, non-assignable, non-licensable privilege to use the Trade Designations only in a lawful manner and in connection with the distribution, advertising, display and sale of the Products in the Territory. Supplier shall have the right, at any time, to change or modify the Trade Designations of the Products sold in the Territory. Distributor will use the Trade Designations only as approved by Supplier in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and, at Supplier's request, will change or discontinue the way it uses any trademarks. Once any use of the Trade Designations is approved, Distributor shall not be required to seek approval from Supplier for repetitions of such use. The privileges of this Section 7.1 shall terminate upon termination of this Agreement. Supplier represents and warrants that it owns or possesses adequate authority and rights to grant Distributor the right and license to use the Trade Designations as contemplated hereby, and that the use of the Trade Designations by Distributor in accordance with the terms of this Agreement does not infringe the trademarks or other intellectual property rights of any third party.

7.2Restrictions on Distributor. Distributor shall not take or cause to be taken any of the following actions:

7.2.1The manufacture of any merchandise bearing Trade Designations without the prior written approval of an authorized officer of Supplier.

7.2.2The removal or alteration of any Trade Designations affixed to the Products or any container or package thereof.

7.2.3The addition of any trademarks or other trade designations to the Products or any container or package thereof without the prior written approval of an authorized officer of Supplier.

7.2.4Allowing Products bearing expired code dates to reach retailers or consumers.

7.2.5Failing to retrieve Over-age Products from retail locations.

7.2.6Failing to fill retailer orders on a timely, consistent commercially reasonable basis in order to prevent out-of-stock situations.

VIII.NO ASSIGNMENT, OWNERSHIP CHANGE, OR SUBCONTRACTING BY DISTRIBUTOR

8.1  Reliance and Interests of the Parties. This Agreement is personal as to Distributor and Supplier and is being entered into in reliance upon and in consideration of the qualifications and representations of Distributor and Supplier and each of their respective present equity owners, managers, partners, officers and/or directors (as applicable), if such party is a limited liability company, partnership or corporation. Further, Supplier recognizes that Distributor has a legitimate interest in realizing fair value upon the sale or transfer of its business, and Distributor recognizes that Supplier has a legitimate interest in the identity of any successor to Distributor's distribution rights with respect to the Products.

8.1 8.2 Approval Required. Except as otherwise specifically provided in Section 8.3 of this Agreement, each party will notify the other party as soon as is commercially reasonable of the requesting party's intention to sell, transfer, convey, or otherwise dispose of any portion of the requesting party's business that includes any transfer, sale or assignment of: (i) this Agreement, any rights or obligations hereunder or any rights relating to any or all of the Products in any or all of the Territory; or (ii) an ownership interest in the requesting party itself or any ownership interest in any owner of the requesting party, whether in the form of sale of assets, stock, membership or partnership interests, merger, or otherwise, including transfers by operation of law (each a "Transfer"). Any such Transfer shall require the prior written consent or approval of the other party, which consent or approval shall not be unreasonably withheld, conditioned or delayed. A Transfer, as that term is used in this Section 8.2, includes without limitation (a) any change, whether by one transaction or a series of transactions, having the practical effect of changing or transferring the power to determine the requesting party's business policies; (b) a sale of all or substantially all of the requesting party's assets; or (c) a change that would require the requesting party's notification to the Alcohol and Tobacco Tax Trade Bureau of a change in ownership under the provisions of27 C.F.R. §1.42 (or a successor regulation).

8.3When No Approval Needed. Notwithstanding the prov1s1ons of Section 8.2 of this Agreement, the other party's prior consent or approval need not be obtained in the following circumstances.

8.3.1Prior to a change in ownership of the requesting party that does not result in a change to, or have the effect of changing, a controlling interest in the requesting party's business policies.

8.3.2Upon the death of an owner of the requesting party resulting in the transfer of ownership to a surviving spouse, adult child, or son-in-law of an owner of the requesting party or a trust of which a surviving spouse or adult child of an owner of the requesting party is a primary beneficiary; provided, however, that such subsequent transfers of such ownership by such surviving spouse or adult child shall thereafter be subject to the provisions of Section 8.2 this Agreement.

8.3.3A transfer of ownership in the requesting party between current owners of the requesting party.

0.4Subcontracting. Upon receiving the written consent of Supplier, which, Distributor may assign a portion of the Territory to sub-distributors or otherwise utilize sub-distributors to fulfill its distribution obligations herein; provided that the terms of any agreements with sub-distributors shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to Supplier's rights, but not Supplier's obligations, hereunder; and provided further that Distributor shall remain liable for the actions, omissions, and performance of Distributor's sub-distributors.

8.5Upapproved Assignment Null and Void. Any transfer, sale or assignment of this Agreement or any rights or obligations under this Agreement, or any delegation thereof, by either Supplier or Distributor in whole or in part, whether by operation of law or otherwise, in violation of Section 8.2, shall be null and void, unless the other party has given its prior written consent or approval.

IX.WARRANTIES, HOLD HARMLESS AND INSURANCE

9.1Warranty.: Supplier hereby warrants that :the Products: (i) are merchantable and fit for their intended use; (ii) are not adulterated or misbranded; (iii) conform to all applicable federal and state laws applicable to the Products; (iv) all packaging and labeling conforms to all federal and state laws and regulations; (v) will be free from defects in materials and workmanship and foreign substances; (vi) confirm to the specifications for the brewing and packaging of such Product in effect on the beginning of the Term hereof (or such date the Product was added to Exhibit A), including, without limitation, formula, taste profile, alcohol content, ingredients, package, closure, brand name and trade dress of the Product; and (vi) will be properly packed, handled, stored and transported until its delivery to Distributor.

9.2Indemnity.

9.2.1Supplier agrees to indemnify, defend, and hold free and harmless Distributor, its parents, subsidiaries and affiliates and their respective directors, officers, employees, affiliates, wholesalers and customers from and against any and all claims, actions, proceedings, liabilities, losses, damages, costs or expenses (including reasonable attorneys' fees) which Distributor may hereafter incur, suffer or be required to pay by reason of (a) any breach by Supplier of any term of this Agreement, (b) the operation of Supplier's business, (c) any claim or action caused in whole or part by the manufacture, production, brewing, formula, making, preparation, bottling, packaging, labeling, storing or shipping of any Product, (d) any claim or action that any of the Trade Designations infringe the trademark, trade name, service mark, trade dress or mark, logo or designation or other intellectual property rights of any third party, (e) any act or omission of Supplier before the commencement of the Term, (f) any acts or omissions of Supplier, its employees or agents constituting gross negligence or willful misconduct, (g) any claims that the execution, delivery and performance of this Agreement or the negotiations concerning this Agreement violates the rights of any third party, or (h) any other work and services performed by Supplier under this Agreement.

9.2.2Distributor agrees to indemnify, defend, and hold free and harmless Supplier from and against any and all liabilities, losses, damages, costs or expenses (including reasonable attorneys' fees) which Supplier may hereafter incur, suffer or be required to pay by reason of (a) any material breach by Distributor of any term of this Agreement, (b) the operation of Distributor's business, or (c) the work and services performed by Distributor under this Agreement.

9.2.3The indemnified party shall cooperate with the indemnifying party in connection with any defense by the indemnifying party of a claim, but the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party and the fees and expenses of such counsel shall be borne by the indemnifying party. Without prior written consent of the indemnified party, the indemnifying party will not enter into any settlement of any such claim which would lead to liability or create any financial or other obligation on the part of the indemnified party, and the indemnifying party shall after any such settlement or the resolution of any claim promptly reimburse the indemnified party for the full amount of any liability resulting from such claim not theretofore paid by the indemnifying party.

9.3Insurance. Supplier agrees to maintain, at its expense, a policy or policies of general liability and product liability insurance with minimum primary limits on $5,000,000.00 combined singled limit from an insurer with a Best's rating of B+, V or better. The minimum primary limit may be met in combination with Supplier's umbrella coverage. Distributor agrees to maintain, at its expense, a policy or policies of general liability of sufficient amounts in the sole discretion of the Distributor. Notwithstanding the foregoing, the amount and nature of any insurance obtained by Supplier or Distributor pursuant to this Section 9.3 shall in no way limit Supplier's or Distributor's liability to each other under this Agreement

X.MISCELLANEOUS PROVISIONS

I 0.1  Reserved Rights. Neither party will be in breach or default of this Agreement for any failure or delay in performing any obligation if such failure or delay results from any cause not within its reasonable control, including, without limitation, fire, lightning, storm, flood, earthquake, governmental laws, regulations or other acts, sabotage, acts of the public enemy, war, riots or insurrection, or other acts of God (each, a "Force Majeure Event"). A party whose performance is prevented by a Force Majeure Event will give prompt written notice to the other party, and will devote its commercially reasonable efforts to remedying, to the extent possible, the condition giving rise to such Force Majeure Event, and to resuming substantial performance as promptly as is commercially reasonable.

10.2No Waiver. Either party's failure to enforce on one or more occasions its rights under this Agreement shall not constitute a waiver of those rights on any other occasion.

10.3Relationship Between Parties. Supplier and Distributor are independent contractors and are not and shall not be considered as joint venturers, partners, agents, servants, employees or fiduciaries of each other and neither shall have the power to bind or obligate the other, except as set forth in this Agreement.

10.4Sums Owing Upon Termination. Upon termination of this Agreement, any sums owing by Distributor to Supplier shall be credited against any sums owed by Supplier to Distributor; and any sums owing by Supplier to Distributor shall be credited against any sums owed by Distributor to Supplier.

10.5Confidentially.

10.2.1In connection with this Agreement, Supplier and Distributor may from time to time exchange proprietary data and/or confidential information (collectively, "Confidential Information"). The parties hereto agree that: (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose (other than to those of its employees, wholesalers, agents and representatives with a reasonable need-to-know and who agree to honor the provisions of this Section 10.5.1) nor use (except in respect of the transactions contemplated by, and/or litigation arising with respect to, this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information, provided, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which: (a) is available to the general public either in print, on the Internet or distributed widely via e-mail or other media, (b) is or becomes publicly known through no wrongful act or omission of the receiving party, (c) is known or independently developed by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information of which the receiving party has knowledge, or (d) is subject to disclosure pursuant to any order or regulation of any governmental authority; and (iii) all such Confidential Information furnished to a party by another, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, or the receiving party shall certify as to the destruction of such Confidential Information, together with any and all copies made thereof, upon written request for such return by the furnishing/disclosing party (except for documents submitted to a governmental authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort). Notwithstanding the foregoing, the receiving party may retain one (I) archival copy of such Confidential Information, provided that such archival copy shall remain subject to the terms of this Agreement. If a party intends to disclose the other party's Confidential Information under the preceding subsection (ii)(d), said disclosing party shall, to the extent legally permitted and reasonably practicable, provide notice to the other party at least fifteen (15) days in advance of the disclosure of said Confidential Information.

10.5.2 Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 10.5 of this Agreement is inadequate and that the other party shall be entitled to seek equitable remedies, including an injunction, in the event of breach of any other party.

10.5.3 The confidentiality obligations of this Section 10.5 shall survive the termination or expiration of this Agreement.

10.6Risk of Loss Upon Passage to Carrier. All risk of loss for any and all of the Products shall immediately pass upon delivery of the Products to Distributor, whether such delivery is made to Distributor's warehouse or pursuant to other arrangements mutually agreed upon by the parties.

10.110.7  Product Recall.

10.7 To the extent that: (a) any Governmental Authority issues a directive or order that a Product be recalled or withdrawn; (b) a court of competent jurisdiction orders a recall or withdrawal of a Product; or (c) Supplier and/or Distributor determine that the Product should be recalled or withdrawn voluntarily (each an "Action"), then notwithstanding who is responsible for the alleged defect necessitating the Action, the parties shall recall or withdraw a Product as set forth in this Section 10.7. As between the parties, Supplier shall implement and coordinate all activities that are reasonably necessary in connection with such recall or withdrawal of the Product, including making all contact with relevant Governmental Authorities; provided, however, that Supplier shall not take any material action with respect to any such recall without first promptly consulting in good faith with Distributor, to the extent practicable, and Supplier shall consider in good faith any comments of Distributor in connection with any aspect of the management of any such recall. In any event, Supplier shall undertake all activities in connection with such recall or withdrawal of a Product in a manner designed to minimize any harm to the marketability of the Product and the reputation of each party, and in compliance with all applicable laws and regulations. Distributor shall have the right to participate, upon its request, in any statements relating to such action to the extent feasible in the circumstances, and the parties shall keep each other informed with respect to the status thereof. At a party's request, the other party shall provide reasonable assistance in conducting such recall, market withdrawal or other corrective actions, including, providing all pertinent records that such party may reasonably request to assist in effecting such action.

10.7.2 Without limiting the Indemnification Agreements in Section IX, Supplier shall indemnify Distributor for all reasonable out-of-pocket expenses actually incurred in connection with such Action (including Distributor's cost of replacing the recalled Product with Retailers, including any point of sale material costs, labor rates of $1.50 per case for retrieving alleged defective Product, and labor rates for destruction of alleged defective Product, and/or shipping rates to return alleged defective Product to Supplier) and, at Distributor's option, shall repurchase, at Distributor's Laid-in Cost (including import, freight, taxes and insurance) all allegedly defective Products.

XI.GENERAL TERMS

11.1Entire Agreement. This Agreement, including all Exhibits hereto, contain the entire agreement of the parties with respect to the subject matter hereof, and there are no other representations, inducements, promises or agreements, oral or otherwise, between the parties. This Agreement cancels and supersedes all previous agreements and understandings between Supplier and Distributor, with respect to the Brands or the Products. In the event of any inconsistency between this Agreement (including any exhibit to this Agreement) and any such letter, the terms of this Agreement shall control. This Agreement may be amended or modified only in a writing signed by both parties. No person or entity other than the parties hereto: (i) shall be considered a third-party beneficiary of this Agreement; or (ii) shall have any- interest in, nor any individual right to enforce, any of the provisions of this Agreement.

11.2Publicity. Neither party shall, without the prior written consent of the other party in each instance, make any public announcement, issue any press release, make any statement to any third party, or make or authorize the publication of any article, either externally or internally, which identifies, relates to, or otherwise gives publicity to the other party or this Agreement.

11.3Governing Law. This Agreement is to be construed, interpreted, and governed under the laws of the State of Ohio. The Parties shall be entitled to enforce their respective rights under this Agreement through all available remedies at law. This agreement will be governed, construed, and enforced according to the laws of the Territory, without regard to its conflict of laws rules. Any provision of this Agreement that waives any of the prohibitions of, or fails to comply with, the Ohio Revised Code is void and unenforceable. Such invalidity shall not affect the remaining provisions of this Agreement.

11.111.4Severance. If any provision, or portion thereof, of this Agreement is invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and the other provisions of this Agreement shall remain in full force and effect.

11.5Notices. All notices, requests, demands, and/or acceptances under this Agreement shall be in writing and signed by the authorized representatives of each Party, pursuant to Ohio state law, and shall be deemed to have been duly given on the date of acceptance by the authorized representative.

If to Distributor:Ohio Eagle Distributors

Attn:

9300 Allen Road,

West Chester, OH 45069

If to Supplier:Armed Forces Brewing Company Attn: Alan Beal, CEO

211 W 24t Street

Norfolk, VA. 23517

Any party may change its address for purposes of this Agreement by giving the other party written notice of a new address in the manner set forth above.

11.6Heading The headings in this Agreement are for reference only and do not affect the meaning or interpretation of the Agreement.

11.7Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations, and understandings of the Parties, written or oral. The Parties may not amend this  Agreement, except in a writing signed by both Parties. This agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party's signature is delivered by facsimile, email, or other electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures. The parties agree that an electronic copy, including facsimile copy, email, or scanned copy of the executed Agreement, shall be deemed, and

11.5

shall have the same legal force and effect as, an original document. The Parties further agree that this

Agreement may be executed in counterparts that, when taken together, shall constitute a single document.

11.8Non-Waiver. The forbearance or failure of one of the Parties to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege of a Party arising from any default or failure hereunder shall affect such Party's rights or privileges in the event of a further default or failure of performance.

IN WITNESS WHEREOF, the parties have caused this Distributor Agreement to be duly executed as of Effective Date.

DISTRIBUTOR:Ohio Eagle Distributors

Title: CEO

DISTRIBUTOR:Ohio Eagle Distributors

DISTRIBUTOR:Ohio Eagle Distributors

SUPPLIER:Armed Forces Brewing Company

EXHIBIT A TO

DISTRIBUTOR AGREEMENT

Brands, Products and Age

Shelf Life

180 Days

Preamble "We the People" Cat Shot Lager

Special Hops IPA Grunt Double IPA

EXHIBIT B

Territory Description and Map

Territory: Ohio Counties of: Adams, Brown, Butler, Clermont, Clinton, Preble, Warren, Highland, Allen, Hamilton, Darke, Mercer, Van Wert, Putnam, Auglaize, Shelby, Logan, and Hardin.

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